Exhibit 10.46
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of December 31, 2008 (the “Restatement Date”), by and between Complete Production Services, Inc., a Delaware corporation (“Company”), and Joseph C. Winkler (“Executive”).
W I T N E S S E T H:
     WHEREAS, Complete Energy Services, Inc., as predecessor in interest to Company, and Executive are parties to that certain Employment Agreement entered into on June 20, 2005 (the “Effective Date”), as amended by Company and Executive on March 21, 2007 (as amended, the “Original Agreement”), which sets forth certain terms of employment and provision for certain severance payments.
     WHEREAS, Company and Executive desire to amend and restate the Original Agreement to delete any provisions that are no longer applicable and to restate in one document the terms of the Original Agreement.
     WHEREAS, Company and Executive further desire to amend and restate the Original Agreement to conform the Original Agreement to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the Treasury Regulations and Internal Revenue Service guidance issued thereunder;
     WHEREAS, the Compensation Committee of the Board of Directors of Company has authorized this amendment and restatement of the Original Agreement; and
     NOW, THEREFORE, this Agreement shall govern the employment relationship between the parties from and after the Restatement Date and supersedes and negates all previous agreements made between the parties, including the Original Agreement, whether written or oral relating to the Executive’s employment relationship with Company. The Original Agreement governs the relationship between the parties prior to the Restatement Date.
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
ARTICLE I
DEFINITIONS
     For purposes of this Agreement, the following capitalized words shall have the meanings indicated below:
     1.1 “Board” shall mean the Board of Directors of Company.
     1.2 “Cause” shall mean:
          (a) Executive’s conviction of a felony involving moral turpitude, dishonesty or a breach of trust as regards Company or any of its affiliates;
          (b) Executive’s commission of any act of theft, fraud, embezzlement or misappropriation against Company or any of its affiliates that is materially injurious to any such entity regardless of whether a criminal conviction is obtained;
          (c) Executive’s willful and continued failure to devote substantially all of his business time to Company’s business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities, incidental personal time) which failure is not remedied within a reasonable time after written demand is delivered by Company, which demand specifically identifies the manner in which Company believes that Executive has failed to devote substantially all of his business time to Company’s business affairs;
          (d) Executive’s unauthorized disclosure of confidential information of Company or any of its affiliates that is materially injurious to any such entity; or

          (e) Executive’s knowing or willful material violation of federal or state securities laws, as determined in good faith by the Board.
For purposes of this definition, no act, or failure to act, on Executive’s part shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of Company.
     1.3 “Change of Control” shall mean:
          (i) any person or group of persons, other than SCF IV, L.P., a Delaware limited partnership (“SCF VI”) and its affiliates, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, but excluding beneficial ownership arising solely as a result of a person being a party to a stockholder agreement or similar arrangement that is entered into prior to an underwritten initial public offering of Company), directly or indirectly, of securities in Company representing 20% or more of the combined voting power of Company’s outstanding securities;
          (ii) a change in the majority of the membership of the Board occurs without approval by two-thirds of the directors who are Continuing Directors. For these purposes, “Continuing Directors” are persons who (A) were members of the Board on the Restatement Date, (B) are new directors whose election was approved by two-thirds of the members of the Board who were directors on the Restatement Date (“Approved Directors”), or (C) are new directors whose election was approved by two-thirds of the members of the Board who were directors on the Restatement Date or are subsequently Approved Directors;
          (iii) Company is merged, consolidated or combined with another corporation or entity, including without limitation, a reverse or forward triangular merger, and Company’s stockholders prior to such transaction own less than 55% of the outstanding voting securities of the surviving or resulting corporation or entity after the transaction;
          (iv) a tender offer or exchange offer is made and consummated by a person or group of persons other than Company, SCF IV or their respective affiliates for the ownership of 20% or more of Company’s voting securities; or
          (v) there is a disposition, transfer, sale or exchange of all or substantially all of Company’s assets, or stockholder approval of a plan of liquidation or dissolution of Company;
          provided, that for purposes of this definition, the term “substantially all” in paragraph (v) shall mean eighty-five percent (85%) or more, and a transaction or event described in paragraph (i), (ii), (iii), (iv) or (v) shall constitute a “Change of Control” only if such transaction or event constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to Executive.
     1.4 “Change of Control Payout Period” shall mean a period of three years commencing on the Date of Termination, which termination is covered by Section 7.3 hereof.
     1.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.
     1.6 “Date of Termination” shall mean the date specified in the Notice of Termination relating to termination of Executive’s employment with Company; provided that such date shall not be less than twenty (20) days nor more than forty-five (45) days following: (i) the date specified by Company in the notice of discharge of Executive’s employment without Cause, or (ii) the date specified by the Executive in the notice of Executive’s resignation for Good Reason.
     1.7 “Good Reason” shall mean any of the following without Executive’s prior consent:

          (a) any of the following which results in the terms of Executive’s employment having been detrimentally and materially affected: failure to re-elect or appoint Executive to any corporate office or directorship he occupies on or after the Restatement Date (other than in connection with a divestiture of the relevant entity) or a material reduction in Executive’s authority, duties or responsibilities (including status, offices, titles and reporting requirements) or if Executive is assigned duties or responsibilities inconsistent in any material respect from those of Executive immediately prior to such assignment;
          (b) a material reduction in the aggregate economic value of Executive’s compensation (including base pay, bonuses and intermediate and long-term incentives), benefits and perquisites (determined by considering Executive’s bonus opportunity as opposed to actual bonus payments and determined without regard to non-recurring or special bonus or equity compensation awards) from that in effect prior to any such reduction;
          (c) Company fails to obtain a written agreement satisfactory to Executive from any successor or assigns of Company to assume and perform this Agreement as provided in Sections 12.1 and 12.11 hereof; or
          (d) Company requires Executive to be based at any office located more than 50 miles from Company’s current offices.
For purposes of determining under Section 1.7(a) whether the terms of Executive’s employment have been detrimentally and materially affected by an action or inaction that occurs during the Protective Period, such determination shall be made by Executive in good faith and, if Company disagrees with any such determination by Executive, then the dispute will be limited to whether Executive has satisfied his duty to make such determination in good faith. The standard described in the preceding sentence shall not apply to any determination under Section 1.7(a) regarding whether the terms of Executive’s employment have been detrimentally and materially affected by an action or inaction that occurs other than during the Protective Period.
     1.8 “Involuntary Termination” shall mean the Executive’s Separation from Service by reason of a termination of employment by Company other than a termination described in Section 3.2(a) or (b).
     1.9 “Notice of Termination” shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive’s employment and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.
     1.10 “Protective Period” shall mean the period that commences six months prior to and ends two years following the effective date of a Change of Control.
     1.11 “Section 409A Payments” shall have the meaning given to such term in Section 9.7 hereof.
     1.12 “Separation from Service” with respect to Executive shall mean a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h), with respect to Company, and the service recipient that includes Company.
     1.13 “Severance Payout Period” shall mean a period of two years commencing on the Date of Termination, which termination is covered by Section 7.2 hereof.
     1.14 “Specified Employee” shall be determined in accordance with Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation Section 1.409A-1(i). For these purposes, Executive’s compensation shall be determined under Treasury Regulation Section 1.415(c)-2(a) and applied as if Company were not using any safe harbor provided in Treasury Regulation Section 1.415(c)-2(d), were not using any of the elective special timing rules provided in Treasury Regulation Section 1.415(c)-2(e), and were not using any of the elective special rules provided in Treasury Regulation Section 1.415(c)-2(g).
     1.15 “Termination Base Salary” shall mean Executive’s annual base salary at the rate in effect at the time the Notice of Termination is given or (i) for purposes of a termination based on Good Reason under Section

1.7(b), if a greater amount, Executive’s annual base salary at the rate in effect immediately prior to any reduction that occurred without Executive’s consent prior to such termination, or (ii) for purposes of a termination that is covered by Section 7.3 hereof, if a greater amount, Executive’s annual base salary at the rate in effect immediately prior to the Change of Control.
     1.16 “Termination Bonus” shall mean the greater of (i) 100% of the Termination Base Salary, or (ii) the highest annual bonus earned during any of the three full fiscal years preceding the Date of Termination.
     1.17 “Voluntary Termination for Good Reason” shall mean the Executive’s Separation from Service by reason of Executive’s resignation from employment with Company for Good Reason.
ARTICLE II
EMPLOYMENT AND DUTIES
     2.1 Positions. Company shall employ Executive in the position of Chief Executive Officer of Company or in such other position or positions as the parties mutually may agree. Executive shall report to the Board. Company shall use reasonable efforts to cause Executive to continue to be nominated to serve on the Board as a full member thereof. It is the intention of the parties that Executive will be elected to and will serve on the Board while serving hereunder as Chief Executive Officer of Company.
     2.2 Duties and Services. Executive agrees to serve in the positions referred to in Section 2.1 hereof and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company that are of general applicability to Company’s employees, as such policies may be amended from time to time.
     2.3 Other Interests. Executive agrees, during the period of his employment by Company, to devote substantially all of his business time, energy and best efforts to the business and affairs of Company and its subsidiaries. Notwithstanding the foregoing, the parties acknowledge and agree that Executive may (a) engage in and manage his passive personal investments, and (b) engage in charitable and civic activities; provided, however, that the activities described in clauses (a) and (b) shall be permitted so long as such activities do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder.
     2.4 Duty of Loyalty. Executive acknowledges and agrees that Executive owes a fiduciary duty of loyalty, fidelity and allegiance to act in the best interests of Company and to do no act that would injure the business, interests, or reputation of Company or any of its affiliates. In keeping with these duties, Executive shall make full disclosure to Company of all business opportunities pertaining to Company’s business and shall not appropriate for Executive’s own benefit business opportunities concerning the subject matter of the fiduciary relationship.
ARTICLE III
TERM AND TERMINATION OF EMPLOYMENT
     3.1 Term. This Agreement shall be for an initial term that continues in effect through the third anniversary of the Effective Date. The term of this Agreement shall automatically be extended for one or more additional terms of one (1) year, as of each anniversary date of the Effective Date that occurs while this Agreement is in effect. The term of Agreement, however, may be terminated by written notice of termination of this Agreement provided to Executive, and in the event any such termination notice is delivered to Executive then, notwithstanding the preceding sentence concerning automatic renewals, the term of this Agreement shall be deemed terminated effective as of December 31 of the third full calendar year following the date on which such notice of termination of the Agreement is delivered to Executive.
     3.2 Company’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Company may terminate Executive’s employment under this Agreement at any time for any of the following reasons by providing Executive with a Notice of Termination:

          (a) upon (i) Executive becoming incapacitated by accident, sickness or other circumstance which renders him mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 120 consecutive days or for a period of 180 days during any 12-month period or (ii) Executive’s death;
          (b) for Cause; or
          (c) for any other reason whatsoever or for no reason at all, in the sole discretion of Company.
     3.3 Executive’s Right to Terminate. Notwithstanding the provisions of Section 3.1, Executive shall have the right to terminate his employment under this Agreement for any of the following reasons by providing Company with a Notice of Termination:
          (a) within 180 days of and in connection with or based upon Good Reason; or
          (b) at any time for any other reason whatsoever, in the sole discretion of Executive.
     3.4 Deemed Resignations. Unless otherwise agreed to in writing by Company and Executive prior to the termination of Executive’s employment, any termination of Executive’s employment shall constitute an automatic resignation of Executive as an officer of Company and each affiliate of Company, and an automatic resignation of Executive from the Board (if applicable) and from the board of directors of any affiliate of Company and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Company or any affiliate holds an equity interest and with respect to which board or similar governing body Executive serves as Company’s or such affiliate’s designee or other representative.
ARTICLE IV
COMPENSATION AND BENEFITS
     4.1 Base Salary. During the term of this Agreement, Executive shall receive a minimum annual base salary of $552,000, which is the annual base salary of Executive as of the Restatement Date. Executive’s annual base salary shall be reviewed annually by the Board (or a committee thereof) and, in the sole discretion of the Board (or a committee thereof), such annual base salary may be increased (but not decreased) effective as of any date determined by the Board. Executive’s base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly.
     4.2 Bonuses. Executive shall receive annual bonuses based on performance criteria determined in the discretion of the Board, after reasonable consultation with Executive (it being understood that the parties agree that Executive will be entitled to an annual bonus of not less than 100% of his annual base salary at the rate then in effect, assuming that Company satisfies the target(s) under the performance criteria established by the Board for such bonus).
     4.3 Other Perquisites. During his employment hereunder, (a) Company shall provide Executive with an automobile allowance in the amount of $800 per month and (b) Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefit plans and programs of Company, including improvements or modifications of the same, which are now, or may hereafter be, available to similarly situated executives. Company shall not, however, by reason of this Section 4.3, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to similar situated executives generally.
ARTICLE V
PROTECTION OF INFORMATION
     5.1 Disclosure to and Property of Company. For purposes of this Article V, any reference to “Company” shall include Complete Production Services, Inc., Complete Energy Services, Inc., Integrated Production Services, Inc. and I.E. Miller Services, Inc. and any reference to “employment” or similar terms shall include a director and/or consulting relationship. All information, trade secrets, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, made, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by Company (whether during business hours or otherwise and whether on Company’s premises or otherwise) that relate to Company’s or any of its affiliates’ business, trade secrets, products or services (including, without limitation, all such information relating to corporate opportunities, product specification, compositions, manufacturing and distribution methods and processes, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or their requirements, the identity of key contacts within the customer’s organizations or within the organization of acquisition prospects, or exploration, production, marketing and merchandising techniques, prospective names and marks) and all writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Confidential Information”) shall be disclosed to Company, and are and shall be the sole and exclusive property of Company or its affiliates. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression (collectively, “Work Product”) are and shall be the sole and exclusive property of Company (or its affiliates). Executive agrees to perform all actions reasonably requested by Company or its affiliates to establish and confirm such exclusive ownership. Upon termination of Executive’s employment by Company, for any reason, Executive promptly shall deliver such Confidential Information and Work Product, and all copies thereof, to Company. Notwithstanding the preceding provisions of this Section 5.1, the terms “Confidential Information” and “Work Product” do not, however, include (a) any information that, at the time of disclosure by Company, is available to the public other than as a result of any act of Executive and (b) any information that Executive possessed prior to the Effective Date.
     5.2 Disclosure to Executive. Company will disclose to Executive, or place Executive in a position to have access to or develop, Confidential Information and Work Product of Company (or its affiliates); and/or will entrust Executive with business opportunities of Company (or its affiliates); and/or will place Executive in a position to develop business good will on behalf of Company (or its affiliates).
     5.3 No Unauthorized Use or Disclosure. Executive agrees to preserve and protect the confidentiality of all Confidential Information and Work Product of Company and its affiliates. Executive agrees that he will not, at any time during or after the termination of Executive’s employment with Company, make any unauthorized disclosure of, and shall prevent the removal from Company premises of, Confidential Information or Work Product of Company or its affiliates, or make any use thereof, except, in each case, in the carrying out of Executive’s responsibilities hereunder. Executive shall use commercially reasonable efforts to cause all persons or entities to whom any Confidential Information shall be disclosed by him hereunder to observe the terms and conditions set forth herein as though each such person or entity was bound hereby. Executive shall have no obligation hereunder to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Executive shall provide Company with prompt notice of such requirement prior to making any such disclosure, so that Company may seek an appropriate protective order. At the request of Company at any time, Executive agrees to deliver to Company all Confidential Information that he may possess or control. Executive agrees that all Confidential Information of Company (whether now or hereafter existing) conceived, discovered or made by him during the period of Executive’s employment by Company exclusively belongs to Company (and not to Executive), and Executive will promptly disclose such Confidential Information to Company and perform all actions reasonably requested by Company to establish and confirm such exclusive ownership. Affiliates of Company shall be third party beneficiaries of Executive’s obligations under this Article V. As a result of Executive’s employment by Company, Executive may also from time to time have access to, or knowledge of, Confidential Information or Work Product of third parties, such as customers, suppliers, partners, joint venturers, and the like, of Company and its affiliates. Executive also agrees to preserve and protect the confidentiality of such third party Confidential Information and Work Product to the same extent, and on the same basis, as Company’s Confidential Information and Work Product.
     5.4 Ownership by Company. If, during Executive’s employment by Company, Executive creates any work of authorship fixed in any tangible medium of expression that is the subject matter of copyright (such as videotapes, written presentations, or acquisitions, computer programs, E-mail, voice mail, electronic databases, drawings, maps, architectural renditions, models, manuals, brochures, or the like) relating to Company’s business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Company’s premises or otherwise), including any Work Product, Company shall be deemed the author of such work if the work is prepared by Executive in the scope of Executive’s employment; or, if the work is not prepared by Executive within the scope of Executive’s employment but is specially ordered by Company as a contribution to a collective work, as a part of a motion picture or other audiovisual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Company shall be the author of the work. If such work is neither prepared by Executive within the scope of Executive’s employment nor a work specially ordered that is deemed to be a work made for hire, then Executive hereby agrees to assign, and by these presents does assign, to Company all of Executive’s worldwide right, title, and interest in and to such work and all rights of copyright therein.
     5.5 Assistance by Executive. During the period of Executive’s employment by Company, Executive shall assist Company and its nominee, at any time, in the protection of Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries. After Executive’s employment with Company terminates, at the request from time to time and expense of Company or its affiliates, Executive shall reasonably assist Company and its nominee, at reasonable times and for reasonable periods and for reasonable compensation, in the protection of Company’s or its affiliates’ worldwide right, title and interest in and to Confidential Information and Work Product and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.
     5.6 Remedies. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Article V by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article V by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article V but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.
ARTICLE VI
STATEMENTS CONCERNING COMPANY AND EXECUTIVE
     6.1 Statements by Executive. Executive shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Company, any of its affiliates or any of Company’s or such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or Confidential Information of Company, any of its affiliates or any of Company’s or any such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place Company, any of its affiliates, or any of Company’s or any such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Company and its affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.
     6.2 Statements by Company. Company shall refrain, both during and after the termination of the employment relationship, from publishing any oral or written statements about Executive, any of his affiliates or any of such affiliates’ directors, officers, employees, consultants, agents or representatives that (a) are slanderous, libelous or defamatory, (b) disclose private information about or confidential information of Executive, any of his affiliates or any of such affiliates’ business affairs, directors, officers, employees, consultants, agents or representatives, or (c) place Executive, any of his affiliates, or any of such affiliates’ directors, officers, employees, consultants, agents or representatives in a false light before the public. A violation or threatened violation of this prohibition may be enjoined by the courts. The rights afforded Executive and his affiliates under this provision are in addition to any and all rights and remedies otherwise afforded by law.

ARTICLE VII
EFFECT OF TERMINATION OF EMPLOYMENT ON COMPENSATION
     7.1 Certain Terminations. If Executive has a Separation from Service hereunder for any reason except those described in Sections 7.2 and 7.3 hereof, then all compensation and all benefits to Executive hereunder shall continue to be provided until the date of such termination of employment and such compensation and benefits shall terminate contemporaneously with such termination of employment.
     7.2 By Company Without Cause or by Executive for Good Reason Prior to Age 63 and Other Than During the Protective Period. Except as provided in Section 7.3 hereof, if, prior to Executive’s attainment of age 63 and prior to the expiration of the term provided in Section 3.1 hereof, Executive has either a Voluntary Termination for Good Reason or a Separation from Service due to Company’s termination of Executive’s employment hereunder, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment; provided, however, that in the event Executive has either a Voluntary Termination for Good Reason or an Involuntary Termination, then Executive shall receive the following compensation and benefits from Company provided under this Section 7.2. The payments made under Sections 7.2(b) and 7.2(c) shall be paid in a cash lump sum on such date determined by Company within the ten (10) day period commencing on the 30th day after the date of Executive’s Separation from Service; provided, further, that if Executive is a Specified Employee on the date of Executive’s Separation from Service, any payments made under Sections 7.2(b) and 7.2(c) shall be paid as provided in Section 12.17(c) hereof.
          (a) Company shall pay to Executive when otherwise due Executive’s Termination Base Salary through the Date of Termination.
          (b) Company shall pay to Executive an amount equal to 100% of the Termination Base Salary, multiplied by a fraction, the numerator of which equals the number of days from the beginning of the calendar year through and including the Date of Termination, and the denominator of which is 365.
          (c) Company shall pay to Executive an amount equal to two times the sum of the Termination Base Salary plus Termination Bonus.
          (d) All restricted shares, restricted stock units, performance shares and performance units (including those under any stock match program) of Executive shall be and become 100% vested and all restrictions thereon shall lapse as of the Date of Termination and Company shall promptly deliver such shares to Executive.
          (e) Notwithstanding any provisions to the contrary in any of Company’s stock option plans or option agreements thereunder, on the Date of Termination all outstanding unvested stock options, if any, granted to Executive under any of Company’s stock option plans (or options substituted therefor covering the stock of a successor corporation) shall be and become fully vested and exercisable as to all shares of stock covered thereby as of the Date of Termination.
          (f) Company shall provide Executive with the additional benefits described in Section 7.4 hereof.
     7.3 By Company Without Cause or by Executive for Good Reason During the Protective Period. In the event that, prior to the expiration of the term provided in Section 3.1 hereof, Executive has either a Voluntary Termination for Good Reason or an Involuntary Termination within two (2) years following a Change of Control, then, in lieu of the compensation and benefits described in Section 7.2 hereof, Executive shall receive the following compensation and benefits from Company under this Section 7.3. The payments made under Sections 7.3(b), 7.3(c) and 7.3(g) shall be paid in a cash lump sum on such date determined by Company within the ten (10) day period commencing on the 30th day after the date of the Executive’s Separation from Service; provided, however, that if Executive is a Specified Employee on the date of Executive’s Separation from Service, any payments made under Sections 7.3(b), 7.3(c) and 7.3(g) shall be paid as provided in Section 12.17(c) hereof.

          (a) Company shall pay to Executive when otherwise due Executive’s Termination Base Salary through the Date of Termination.
          (b) Company shall pay to Executive an amount equal to 100% of the Termination Base Salary, multiplied by a fraction, the numerator of which equals the number of days from the beginning of the calendar year through and including the Date of Termination, and the denominator of which is 365.
          (c) Company shall pay to Executive an amount equal to three times the sum of the Termination Base Salary plus Termination Bonus.
          (d) Executive shall become and be fully vested in Executive’s accrued benefits under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans maintained by Company for Executive’s benefit, to that the extent the acceleration of vesting of such benefits would not violate any applicable law or require Company to accelerate the vesting of the accrued benefits of all participants in such plan or plans.
          (e) Executive (or in the event of his death, his estate) shall be entitled to exercise his respective grants of vested stock options until 12 months following the Date of Termination; provided, however, that if Company’s common stock is publicly traded as of the Date of Termination and if any such option is not in the money on the Date of Termination (i.e., the exercise price per share under such option exceeds the fair market value per share of Company’s common stock on the Date of Termination), then the 12-month exercise period referred to above shall not commence for such option until the last day of a 30-trading day period following the Date of Termination during which the average closing market price of a share of Company’s common stock is at least equal to the exercise price per share under such option. Notwithstanding the provisions of this Section 7.3(e), no option may be exercised at any time past the term of such option (or, if earlier, the tenth anniversary of the original date of grant).
          (f) Company shall provide Executive with the additional benefits described in Section 7.4 hereof.
          (g) Company shall pay to Executive an amount equal to three times the amount Company would be required to contribute on Executive’s behalf under all qualified pension, nonqualified pension, profit sharing, 401(k), deferred compensation and supplemental plans based on Executive’s Termination Base Salary and the applicable maximum Company contribution percentages in effect as of the Date of Termination (which maximum Company contribution currently would be four percent (4%) of Executive’s Termination Base Salary); provided, that such payment is determined and made in a manner that complies with Treasury Regulation Section 1.409A-3(i).
          (h) In the event Executive has a Voluntary Termination for Good Reason or an Involuntary Termination, and a Change of Control occurs within the six (6) month period commencing on the date of such Involuntary Termination, then Executive shall be entitled to receive the compensation and benefits described in Section 7.3 hereof as if such Involuntary Termination had occurred within two (2) years following the Change of Control, in lieu of the compensation and benefits described in Section 7.2 hereof. The compensation and benefits described in Section 7.3 that are to be paid pursuant to this Section 7.3(h) shall be reduced by any compensation and benefits previously paid under Section 7.2. The amounts to be paid pursuant to this Section 7.3(h) shall be paid to Executive on such date determined by Company within the ten (10) day period commencing on the later of: (i) the 30th day following the date of Executive’s Separation from Service, or (ii) the date of the Change of Control.
     7.4 Additional Benefits.
          (a) Throughout the term of the Severance Payout Period for a termination of Executive’s employment covered by Section 7.2 hereof, or throughout the term of the Change of Control Payout Period for a termination of Executive’s employment covered by Section 7.3 hereof, Company shall continue to provide Executive and Executive’s eligible family members, based on the cost sharing arrangement between Executive and Company on the Date of Termination, with medical and dental health insurance benefits and disability coverage at least equal to those which would have been provided to Executive if Executive’s employment had not been terminated or, if more favorable to Executive, as in effect generally at any time during such Severance Payout Period or Change of Control Payout Period, as applicable. Notwithstanding the foregoing, if Executive becomes re-employed and is eligible to receive medical or dental health insurance benefits or disability insurance coverage under another employer’s plans, Company’s obligations under this Section 7.4(a) shall be reduced to the extent comparable benefits are actually received by Executive during the Severance Payout Period or Change of Control Payout Period, as applicable, and any such benefits actually received by Executive shall be promptly reported by Executive to Company. In the event Executive is ineligible under the terms of Company’s benefit plans or programs to continue to be so covered as required by this Section 7.4(a), Company shall provide Executive with substantially equivalent insurance coverage through the conversion to individual insurance coverage or other sources, Any benefits provided under this Section 7.4(a) shall be provided through insurance maintained by Company under Company benefit plans and in a manner that complies with Treasury Regulation Section 1.40(A-1(a)(5).
     In the event that Company is unable to provide the benefits required under this Section 7.4(a) through insurance coverage as described above, Company will provide Executive with a lump sum cash payment equal to: (i) the monthly cost to Company of providing Executive (or persons of similar position) and Executive’s dependents with such benefits coverage, determined as of the Date of Termination, multiplied by (ii) the number of months comprising the Severance Payout Period or the Change of Control Payout Period, as applicable. In addition, if such lump sum payment is payable, Company shall make an additional gross-up payment to Executive in an amount such that the net amount of the lump sum payment and such additional gross-up payment retained by Executive, after the calculation and deduction of all federal, state and local income tax and employment tax on such lump sum payment and additional gross-up payment, and taking into account any lost or reduced tax deductions on account of such gross-up payment, shall be equal to such lump sum payment. Any additional gross-up payment required under this Section 7.4(a) shall be paid in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(v).
          (b) The Company shall provide Executive with a lump sum cash payment, in lieu of outplacement services, equal to 15% of Executive’s Termination Base Salary.
          (c) The Company shall provide Executive with a lump sum cash payment, in lieu of an automobile allowance, equal to Executive’s monthly car allowance in effect on the date of the Date of Termination, multiplied by the number of months comprising the Severance Payout Period or Change of Control Payout Period, as applicable.
          (d) Timing of Payment of Benefits.
          (i) If Executive has a Voluntary Termination for Good Reason or an Involuntary Termination described in Section 7.2 or 7.3 hereof, then any lump sum cash payment required by this Section 7.4 shall be paid on such date determined by Company within the ten (10) day period commencing on the 30th day following the date of Executive’s Separation from Service.
          (ii) Pursuant to Section 7.3(h), in the event Executive has a Voluntary Termination for Good Reason or an Involuntary Termination described in Section 7.2 hereof, and a Change of Control occurs within the six (6) month period commencing on the date of such Involuntary Termination, then Executive shall be entitled to receive the benefits described in this Section 7.4 as if such Voluntary Termination for Good Reason or Involuntary Termination had occurred within two (2) years following the Change of Control and determined by reference to the Change of Control Payout Period. The benefits that are to be paid pursuant to Sections 7.4(a), 7.4(b) and 7.4(c) in the event of a Change of Control following Executive’s Involuntary Termination shall be reduced by any payment or benefits previously paid under Sections 7.4(a), 7.4(b) and 7.4(c) in connection with Executive’s Involuntary Termination, and shall be paid on such date determined by Company within the ten (10) day period commencing on the later of: (A) the 30th day following the date of Executive’s Separation from Service, or (B) the date of the Change of Control.
          (iii) Notwithstanding anything in this Section 7.4 to the contrary, if Executive is a Specified Employee on the date of the Separation from Service, any lump sum payment made under this Section 7.4 shall be paid as provided in Section 12.17(c) hereof.

     7.5 No Duty to Mitigate Losses. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article VII. Any salary or remuneration received by Executive from a third party for the provision of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which Sections 7.2 or 7.3 and 7.4 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of any such Section.
     7.6 Liquidated Damages. In light of the difficulties in estimating the damages for an early termination of this Agreement, Company and Executive hereby agree that the payments, if any, to be received by Executive pursuant to Sections 7.2 or 7.3 and 7.4 shall be received by Executive as liquidated damages.
     7.7 Acceleration of Stock Options and Restricted Stock. Notwithstanding any provisions to the contrary in any of Company’s stock option plans, incentive plans and agreements, upon a Change of Control (i) all outstanding unvested stock options of Executive shall be and become fully vested and exercisable as to all shares of stock covered thereby, and (ii) all outstanding shares of restricted stock, restricted stock units, performance shares and performance units (including those under any stock match program) of Executive shall be and become 100% vested and all restrictions thereon shall lapse, in each case as of the Change of Control.
ARTICLE VIII
NON-COMPETITION AGREEMENT
     8.1 Definitions. As used in this Article VIII, the following terms shall have the following meanings:
     “Business” means (a) during the period of Executive’s employment by Company, the services provided by Company and its subsidiaries (and any of their predecessors) during such period and other services that are functionally equivalent to the foregoing, and (b) during the portion of the Prohibited Period that begins on the termination of Executive’s employment with Company, the services provided by Company and its subsidiaries at the time of such termination of employment and other services that are functionally equivalent to the foregoing.
     “Competing Business” means any business, individual, partnership, firm, corporation or other entity which wholly or in any significant part engages in any business competing with the Business in the Restricted Area. In no event will Company or any of its subsidiaries be deemed a Competing Business.
     “Governmental Authority” means any governmental, quasi-governmental, state, county, city or other political subdivision of the United States or any other country, or any agency, court or instrumentality, foreign or domestic, or statutory or regulatory body thereof.
     “Legal Requirement” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization, or other directional requirement (including, without limitation, any of the foregoing that relates to environmental standards or controls, energy regulations and occupational, safety and health standards or controls including those arising under environmental laws) of any Governmental Authority.
     “Prohibited Period” means the period during which Executive is employed by Company hereunder and throughout the term of the Change of Control Payout Period for a termination of Executive’s employment covered by Section 7.3 hereof, or throughout the term of the Severance Payout Period for a termination of Executive’s employment covered by Section 7.2 hereof. Notwithstanding the foregoing, the Prohibited Period shall immediately terminate (a) on the date of Executive’s termination of employment with Company if such termination is for the reason encompassed in Section 3.2(a)(i) hereof or (b) on the date Company breaches its obligations under either Section 7.2 or 7.3 hereof (if and as applicable) (it being understood and agreed, however, that Executive shall continue to be entitled to receive all consideration required to be paid under Section 7.2 or 7.3 hereof (if and as applicable)).

     “Restricted Area” means the State of Texas and any other geographical area in which Company or any of its subsidiaries (or any of their predecessors) engage in the Business during the period during which Executive is employed hereunder.
     8.2 Non-Competition; Non-Solicitation. Executive and Company agree to the non-competition and non-solicitation provisions of this Article VIII (i) as part of the consideration for the compensation and benefits to be paid to Executive hereunder, (ii) to protect the trade secrets and confidential information of Company or its affiliates disclosed or entrusted to Executive by Company or its affiliates or created or developed by Executive for Company or its affiliates, the business goodwill of Company or its affiliates developed through the efforts of Executive and/or the business opportunities disclosed or entrusted to Executive by Company or its affiliates and (iii) as an additional incentive for Company to enter into this Agreement.
          (a) Subject to the exceptions set forth in section 8.2(b) below, Executive expressly covenants and agrees that during the Prohibited Period, (i) he will refrain from carrying on or engaging in, directly or indirectly, any Competing Business in the Restricted Area and (ii) he will not, and he will cause his affiliates not to, directly or indirectly, own, manage, operate, join, become an employee of, control or participate in or be connected with or loan money to, sell or lease equipment to or sell or lease real property to any business, individual, partnership, firm, corporation or other entity which engages in a Competing Business in the Restricted Area.
          (b) Notwithstanding the restrictions contained in Section 8.2(a), Executive or any of his affiliates may own an aggregate of not more than 2.5% of the outstanding stock of any class of any corporation engaged in a Competing Business, if such stock is listed on a national securities exchange or regularly traded in the over-the-counter market by a member of a national securities exchange, without violating the provisions of Section 8.2(a), provided that neither Executive nor any of his affiliates has the power, directly or indirectly, to control or direct the management or affairs of any such corporation and is not involved in the management of such corporation.
          (c) Executive further expressly covenants and agrees that during the Prohibited Period, he will not, and he will cause his affiliates not to (i) engage or employ, or solicit or contact with a view to the engagement or employment of, any person who is an officer or employee of Company or its affiliates or (ii) canvass, solicit, approach or entice away or cause to be canvassed, solicited, approached or enticed away from Company or its subsidiaries any person who or which is a customer of any of such entities during the period during which Executive is employed by Company. Notwithstanding the foregoing, the restrictions of clause (i) of this Section 8.2(c) shall not apply with respect to (A) an officer or employee whose employment has been involuntarily terminated by his or her employer (other than for cause), (B) an officer or employee who has voluntarily terminated employment with Company and its affiliates and who has not been employed by any of such entities for at least one year, (C) an employee who is paid on an hourly basis, or (D) an officer or employee who responds to a general solicitation that is not specifically directed at officers and employees of Company or its affiliates.
     8.3 Relief. Executive and Company agree and acknowledge that the limitations as to time, geographical area and scope of activity to be restrained as set forth in Section 8.2 hereof are reasonable and do not impose any greater restraint than is necessary to protect the legitimate business interests of Company. Executive and Company also acknowledge that money damages would not be sufficient remedy for any breach of this Article VIII by Executive, and Company or its affiliates shall be entitled to enforce the provisions of this Article VIII by terminating payments then owing to Executive under this Agreement or otherwise and to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article VIII but shall be in addition to all remedies available at law or in equity, including the recovery of damages from Executive and his agents.
     8.4 Reasonableness; Enforcement. Executive hereby represents to Company that he has read and understands, and agrees to be bound by, the terms of this Article VIII. Executive acknowledges that the geographic scope and duration of the covenants contained in this Article VIII are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the nature and wide geographic scope of the operations of the Business, (b) Executive’s level of control over and contact with the Business in all jurisdictions in which it is conducted, (c) the fact that the Business is conducted throughout the Restricted Area and (d) the amount of compensation that Executive is receiving in connection with the performance of his duties hereunder. It is the desire and intent of the parties that the provisions of this Article VIII be enforced to the fullest extent permitted under applicable Legal

Requirements, whether now or hereafter in effect and therefore, to the extent permitted by applicable Legal Requirements, Executive and Company hereby waive any provision of applicable Legal Requirements that would render any provision of this Article VIII invalid or unenforceable.
     8.5 Reformation. Company and Executive agree that the foregoing restrictions are reasonable under the circumstances and that any breach of the covenants contained in this Article VIII would cause irreparable injury to Company. Executive understands that the foregoing restrictions may limit Executive’s ability to engage in certain businesses anywhere in the United States during the Prohibited Period, but acknowledges that Executive will receive sufficiently high remuneration and other benefits from Company to justify such restriction. Further, Executive acknowledges that his skills are such that he can be gainfully employed in non-competitive employment, and that the agreement not to compete will in no way prevent him from earning a living. Nevertheless, if any of the aforesaid restrictions are found by a court of competent jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions herein set forth to be modified by the court making such determination so as to be reasonable and enforceable and, as so modified, to be fully enforced. By agreeing to this contractual modification prospectively at this time, Company and Executive intend to make this provision enforceable under the law or laws of all applicable States so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Such modification shall not affect the payments made to Executive under this Agreement.
ARTICLE IX
EXCISE TAXES AND GROSS-UP PAYMENTS
     9.1 All determinations required to be made under this Article IX, including whether and when the Gross-Up Payments are required and the amount of such Gross-Up Payments, and the assumptions to be utilized in arriving at such determinations (consistent with the provisions of Article IX), shall be made by Company’s independent certified public accountants (the “Accountants”). The Accountants shall provide Executive and Company with detailed supporting calculations with respect to such Gross-Up Payments within fifteen (15) business days of the receipt of notice from Executive or Company that Executive has received or will receive a Total Payments. In the event that the Accountants are also serving as accountant or auditor for the individual, entity or group effecting the Change of Control, Executive shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accountants hereunder). All fees and expenses of the Accountants shall be borne solely by Company. All determinations by the Accountants shall be binding upon Company and Executive.
     9.2 For the purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, such Total Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that in the opinion of the Accountants such payment (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4) of the Code) in excess of the “base amount” or such “parachute payments” are otherwise not subject to such Excise Tax. For purposes of determining the amount of the Gross-Up Payments, Executive shall be considered to pay federal income taxes at the applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payments are to be made and to pay any applicable state and local income taxes at the applicable marginal rate of taxation for the calendar year in which the Gross-Up Payments are to be made, net of Executive’s actual reduction in federal income taxes that could be obtained from the deduction of such state or local taxes if paid if such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-Up Payments in Executive’s adjusted gross income.
     9.3 To the extent practicable, any Gross-Up Payments shall be paid by Company at the time Executive is entitled to receive the Total Payments and in no event will any Gross-Up Payments be paid later than thirty (30) days after the receipt by Executive of the Accountant’s determination, subject to Sections 9.6 and 9.7 hereof. As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that the Gross-Up Payments made will have been an amount less than Company should have paid pursuant to this Article IX (the “Underpayment”). In the event that Company exhausts its remedies pursuant to Article IX and Executive is required to make a payment of any Excise Tax, the Underpayment shall be promptly paid by Company to or for Executive’s benefit.
     9.4 Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of the Gross-Up Payments. Such notification shall be given as soon as practicable after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation notifies Executive in writing prior to the expiration of such thirty (30) day period that it desires to contest such claim, Executive shall:
          (a) give Company any information reasonably requested by Company relating to such claim;
          (b) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company;
          (c) cooperate with Company in good faith in order to effectively contest such claim; and
          (d) permit Company to participate in any proceedings relating to such claims;
provided, however, that Company shall bear and pay directly all costs and expenses incurred in connection with such contest and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax imposed as a result of such representation and payment of all related costs and expenses. Without limiting the foregoing provisions of this Article IX, Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive, on an interest-free basis, and shall indemnify Executive for, advance expenses to Executive for, defend Executive against and hold Executive harmless from, on an after-tax basis, any Excise Tax or income tax imposed with respect to such advance or with respect to any imputed income with respect to such advance (including as a result of any forgiveness by Company of such advance); provided, further, that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payments would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.
     9.5 If any payment or benefit received or to be received by Executive in connection with a Change of Control of Company or Executive’s Separation from Service (whether payable pursuant to the terms of this Agreement, a stock option plan or any other plan or arrangement with Company) (the “Total Payments”) will be subject to the excise tax imposed by Section 4999 of the Code, (the “Excise Tax”), then Executive shall be entitled to receive from Company an additional payment (the “Gross-Up Payment”) in an amount such that the net amount of the Total Payments and the Gross-Up Payment retained by Executive after the calculation and deduction of all Excise Taxes on the Total Payments and all federal, state and local income tax, employment tax and Excise Tax on the Gross-Up Payments provided for in this Article IX, and taking into account any lost or reduced tax deductions on account of the Gross-Up Payments, shall be equal to the Total Payments.
     9.6 The Gross-Up Payments, and any payments of income or other taxes to be paid by Company under this Article IX, shall be paid by Company by the end of Executive’s taxable year next following the Executive’s taxable year in which the Executive remits the related taxes, subject to Section 9.7 hereof. Any costs and expenses incurred by Company on behalf of Executive under this Article IX due to any tax contest, audit or litigation shall be paid by Company by the end of Executive’s taxable year following Executive’s taxable year in which the taxes that are the subject of the tax contest, audit or litigation are remitted to the taxing authority, or where as a result of such tax contest, audit or litigation no taxes are remitted, the end of Executive’s taxable year following Executive’s taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the contest or litigation, subject to 9.7 hereof. The Gross-Up Payments, payment of income tax or other taxes, and costs and expenses to be paid by Company under this Article IX shall be paid in a manner that complies with Treasury Regulation Section 1.409A-3(i)(1)(v).
     9.7 Notwithstanding any provision in this Article IX to the contrary, to the extent the Gross-Up Payments relate to any payments distributable upon Executive’s Separation from Service and made under Sections 7.2(b), 7.2(c), 7.3(b), 7.3(c), 7.3(g) and 7.4 hereof (collectively, the “Section 409A Payments”) or any other payments or benefits made under this Agreement that are subject to Section 409A, and Executive is a Specified Employee on the date of Executive’s Separation from Service, then such Gross-Up Payments, and any related payments of income, other taxes, costs or expenses incurred by Company on behalf of Executive under this Article IX, shall be paid as provided in Section 12.17(c) hereof.
ARTICLE X
DISPUTE RESOLUTION
     10.1 Dispute Resolution. If any dispute arises out of this Agreement, the “complaining party” shall give the “other party” written notice of such dispute. The other party shall have 10 business days to resolve the dispute to the complaining party’s satisfaction. If the dispute is not resolved by the end of such period, the complaining party may by written notice (the “Notice”) demand arbitration of the dispute as set out below, and each party hereto expressly agrees to submit to, and be bound by, such arbitration.
          (a) Each party will, within 10 business days of the Notice, nominate an arbitrator. Each nominated arbitrator must be someone experienced in dispute resolution and of good character without moral turpitude and not within the employ or direct or indirect influence of the nominating party. The two nominated arbitrators will, within 10 business days of nomination, agree upon a third arbitrator. If the two appointed arbitrators cannot agree on a third arbitrator within such period, the parties may seek such an appointment through any permitted court proceeding or by the American Arbitration Association (“AAA”). The three arbitrators will set the rules and timing of the arbitration, but will generally follow the rules of the AAA and this Agreement where same are applicable and shall provide for written fact findings.
          (b) The arbitration hearing will in no event take place more than 90 days after the appointment of the third arbitrator.
          (c) The arbitration will take place in Houston, Texas unless otherwise unanimously agreed to by the parties.
          (d) The results of the arbitration and the decision of the arbitrators will be final and binding on the parties and each party agrees and acknowledges that these results shall be enforceable in a court of law.
ARTICLE XI
INDEMNIFICATION
     11.1 In any situation where under applicable law Company has the power to indemnify, advance expenses to and defend Executive in respect of any judgments, fines, settlements, loss, cost or expense (including attorneys fees) arising from bona fide claims of any nature related to or arising out of Executive’s activities as an agent, employee, officer or director of Company or in any other capacity on behalf of or at the request of Company, then Company shall promptly on written request, indemnify Executive, advance expenses (including attorney’s fees) to Executive and defend Executive to the fullest extent permitted by applicable law, including but not limited to making such findings and determinations and taking any and all such actions as Company may, under applicable law, be permitted to have the discretion to take so as to effectuate such indemnification, advancement or defense. Such agreement by Company shall not be deemed to impair any other obligation of Company respecting Executive’s indemnification or defense otherwise arising out of this or any other agreement or promise of Company under any statute.
     11.2 In the event that the Compensation Committee of the Board (the “Compensation Committee”) approves that retired directors and executive officers receive directors and officers’ liability insurance when they retire from Company, and that the premiums for such insurance are to be paid by Company, then Executive shall be provided with directors and officers’ liability insurance on and after the date that Executive retires to the extent such insurance is so approved by the Compensation Committee for retired executive officers.
     11.3 Any such indemnification and/or liability insurance shall be provided in a manner that complies with Treasury Regulation Section 1.409A-1(b)(10).
ARTICLE XII
MISCELLANEOUS
     12.1 Successor Agreement. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no succession had taken place. Failure of the successor to so assume shall constitute a breach of this Agreement and entitle Executive to the benefits hereunder as if triggered by a termination not for Cause.
     12.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally or by courier, (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Executive, addressed to:	Joseph C. Winkler
635 Lornmead
Houston, Texas 77024
Facsimile:

If to Company, addressed to:	Complete Production Services, Inc.
11700 Katy Freeway, Suite 300
Houston, Texas 77079
Attention: James F. Maroney, III
Facsimile: (281) 372-2317
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices or changes of address shall be effective only upon receipt.
     12.3 Applicable Law; Submission to Jurisdiction.
          (a) This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas, without regard to conflicts of laws principles thereof.
          (b) With respect to any claim or dispute related to or arising under this Agreement, the parties hereto hereby consent to the exclusive jurisdiction, forum and venue of the state and federal courts located in the State of Texas.
     12.4 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     12.5 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     12.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     12.7 Withholding of Taxes and Other Executive Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal Executive deductions made with respect to Company’s employees generally.
     12.8 Headings. The Section headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     12.9 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     12.10 Affiliate. As used in this Agreement, the term “affiliate” as used with respect to a particular person or entity shall mean any other person or entity which owns or controls, is owned or controlled by, or is under common ownership or control with, such particular person or entity.
     12.11 Assignment. This Agreement and the rights hereunder are personal in nature and may not be assigned by Company or Executive without the prior written consent of the other. In addition, any payment owed to Executive hereunder after the date of Executive’s death shall be paid to his estate. Subject to the preceding provisions of this Section, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
     12.12 Term. Termination of this Agreement shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles V, VI and VIII shall survive any termination of the employment relationship and/or of this Agreement.
     12.13 Entire Agreement. Except as provided in any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company. Without limiting the scope of the preceding sentence, all understandings and agreements preceding the date of execution of this Agreement and relating to the subject matter hereof are hereby null and void and of no further force and effect.
     12.14 Modification; Waiver. Any modification to or waiver of this Agreement will be effective only if it is in writing and signed by the party to be charged.
     12.15 Actions by the Board. Any and all determinations or other actions required of the Board hereunder that relate specifically to Executive’s employment by Company or the terms and conditions of such employment shall be made by the members of the Board other than Executive, and Executive shall not have any right to vote or decide upon any such matter.
     12.16 Representations and Warranties. Complete represents and warrants to Executive that the execution, delivery and performance of this Agreement have been authorized by Complete’s Board of Directors. Executive represents and warrants to Company that (a) he does not have any agreements with his prior employer that will prohibit him from working for Company or fulfilling his duties and obligations to Company pursuant to this Agreement and (b) he has complied with all duties imposed on him with respect to his former employer, e.g., Executive does not possess any tangible property belonging to his former employer.
     12.17 Compliance With Internal Revenue Code Section 409A.

          (a) Compliance with Section 409A. Certain payments and benefits payable under this Agreement (including, without limitation, the Section 409A Payments) are intended to comply with the requirements of Section 409A. This Agreement shall be interpreted in accordance with the applicable requirements of Section 409A. To the extent the payments and benefits under this Agreement are subject to Section 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) and the Treasury Regulations thereunder. As provided in Internal Revenue Notice 2007-86, notwithstanding any other provision of this Agreement, with respect to an election or amendment to change a time or form of payment under this Agreement made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008.
          (b) Amendment of Agreement to Comply with Section 409A. If Company and Executive determine that any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4) do not comply with Section 409A, Company and Executive agree to amend this Agreement, or take such other actions as Company and Executive deem reasonably necessary or appropriate, to comply with the requirements of Section 409A, while preserving the economic agreement of the parties. In the case of any compensation, benefits or other payments that are payable under this Agreement and intended to comply with Sections 409A(a)(2), (3) and (4), if any provision of the Agreement would cause such compensation, benefits or other payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such compensation, benefits or other payments, and such provision shall otherwise remain in full force and effect.
          (c) Delayed Distribution under Section 409A. If Executive is a Specified Employee on the date of Executive’s Separation from Service, the Section 409A Payments and any other payments or benefits under this Agreement that are subject to Section 409A shall be delayed in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and such payments or benefits shall be paid or distributed to Executive during the thirty (30) day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable six-month period under Section 409A(a)(2)(B)(i), all payments deferred pursuant to this Section 12.17(c) shall be paid in a lump sum payment to Executive (or Executive’s estate, in the event of Executive’s death). Any remaining payments due under the Agreement shall be paid as otherwise provided herein.
[Signatures begin on next page.]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 31st day of December, 2008, to be effective as of the Restatement Date.

COMPLETE PRODUCTION SERVICES, INC., a
Delaware corporation

By: Name:	/s/ Kenneth L. Nibling Kenneth L. Nibling
Title:	Vice President – Human Resources and Administration

By: Name:	/s/ James F. Maroney, III James F. Maroney, III
Title:	Vice President, Secretary and General Counsel

EXECUTIVE

/s/ Joseph C. Winkler

Joseph C. Winkler
Chairman and Chief Executive Officer